FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Fifth Amendment”) is entered into as of November 2, 2007, by and between ST. RITA’S MEDICAL CENTER, an Ohio nonprofit corporation (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company, (“Buyer”), with reference to the following Recitals:

R E C I T A L S

A. Seller and Buyer entered into that certain Purchase and Sale Agreement dated August 14, 2007, as amended by (i) that certain First Amendment to Purchase and Sale Agreement dated September 10, 2007, (ii) that certain Second Amendment to Purchase and Sale Agreement dated September 28, 2007, (iii) that certain Third Amendment to Purchase and Sale Agreement dated October 10, 2007 and (iv) that certain Fourth Amendment to Purchase and Sale Agreement dated October 15, 2007 (collectively, the “Purchase Agreement”) wherein Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, those certain “Properties” (as defined in the Purchase Agreement), pursuant to the terms and conditions set forth in the Purchase Agreement.

B. Seller and Buyer wish to enter into this Fifth Amendment to extend the closing date contemplated by the Purchase Agreement.

C. Seller and Buyer desire to amend the Purchase Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference) and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Definitions. Unless the context clearly indicates otherwise, (a) all initially capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement, and (b) all references to “the Agreement” or “this Agreement” in the Purchase Agreement or this Fifth Amendment shall mean and refer to the Purchase Agreement as amended by this Fifth Amendment.

2. Closing Date. Notwithstanding anything to the contrary contained in the Purchase Agreement, the parties acknowledge and agree that the Closing is hereby extended and the Closing Date is deemed to mean and refer to Friday, December 7, 2007.

3. Effect of this Fifth Amendment. Except as amended and/or modified by this Fifth Amendment, the Purchase Agreement is hereby ratified and confirmed and all other terms of the Purchase Agreement are and shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Purchase Agreement, the provisions of this Fifth Amendment shall control. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Purchase Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

4. Further Assurances. Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Fifth Amendment.

5. Counterparts. This Fifth Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by their duly authorized representatives as of the date first referenced above.

SELLER:	ST. RITA’S MEDICAL CENTER, an Ohio nonprofit corporation
By: /s/ Brian D. Smith Name: Brian D. Smith Title: COO
BUYER:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company
By: /s/ Francene LaPoint Name: Francene LaPoint Title: CFO